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                                                                    EXHIBIT 10.1

                           LOAN MODIFICATION AGREEMENT

     This Loan Modification Agreement (this "Loan Modification Agreement') is entered into as of May 8, 2003, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clare, California 95054 and with a lose production office located at one Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name "Silicon Valley East" ("Bank") and CAMBRIDGE HEART, INC., a Delaware corporation with offices at One Oak Park Drive, Bedford, Massachusetts 01730 ("Borrower").

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of September 26, 2002, evidenced by, among other documents, (i) a certain Loan and Security Agreement dated as of September 26, 2002, between Borrower and Bank (as amended from time to time, the "Loan Agreement"), and (ii) a certain Negative Pledge Agreement dated as of September 26, 2002 (the "Negative Pledge Agreement"). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the "Security Documents")

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the "Existing Loan Documents".

3.   DESCRIPTION OF CHANGE IN TERMS.

          A.   MODIFICATIONS TO LOAN AGREEMENT.

          1. Section 5 (a) of the Schedule to the Loan Agreement is hereby deleted in its entirety and replaced with the following:

               "a.  Minimum Tangible Net Worth:

               Borrower shall maintain a Tangible Net Worth of not less than the sum of (i) plus (ii) below:

               (i)  $4,500,000.00, at September 30, 2002;
                    $3,000,000.00, at October 31, 2002 through and including December 31, 2002;
                    $2,500,000.00, at January 31, 2003 through and including April 30, 2003;
                    $3,500,000.00, at May 31, 2003 and thereafter;

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               (ii) 80% of all consideration received after the date hereof from proceeds from the issuance of any equity securities of the Borrower and/or subordinated debt incurred by the Borrower (other than in connection with the Capitalization Event).

                    In no event shall the amount of this Minimum Tangible Net Worth covenant be decreased."

          2. Section 5 of the Schedule to the Loan Agreement is hereby amended by adding the following new financial covenant therein:

               "c. Capitalization Event. Borrower shall receive on or before May 31, 2003 at least $3,000,000 in gross cash proceeds from the issuance of new (issued after May 1, 2003) equity securities of borrower (the "Capitalization Event")."

          B. WAIVER. Borrower acknowledges that it is currently in default under the Loan Agreement (as Borrower was notified in the Bank's default letter to Borrower dated April 4, 2003) due to its failure to deliver an unqualified opinion to its fiscal year 2002 annual audited financial statements. This being the only default of which Bank is aware, Bank hereby agrees to waive such default arising from Borrower's failure to deliver said unqualified opinion provided that the Capitalization Event occurs an or before May 31, 2003. In the event that the Capitalization Event does not occur on or before May 31.2003, then Bank's waiver set forth herein shall be null and void, AB INITIO.

4. FEES. Borrower shall reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF NEGATIVE PLEDGE AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the Negative Pledge Agreement and acknowledges, confirms and agrees that the Negative Pledge Agreement remains in full force and effect.

6. RATIFICATION OF PERFECTION CERTIFICATE. borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of September 26, 2002 between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate has not changed as of the date hereof, except as previously disclosed to the Bank in writing.

7. CONSISTENT CHANGES. The Existing Loan Documents arc hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

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9.   NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that
Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses claims, or counterclaims against Bank, whether known or unknown, at law or in equity. all of them arc hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms or the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the non-exclusive jurisdiction of any state or federal court of competent jurisdiction in the Commonwealth of Massachusetts in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement; provided, however, that if for any reason Bank cannot avail itself of the courts of the Commonwealth of Massachusetts, then venue shall lie in Santa Clara County, California.

12. COUNTERSIGNATURE/EFFECTIVENESS. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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     This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

                                          BORROWER:

                                          CAMBRIDGE HEART, INC.


                                          By:   /s/ Robert B. Palardy
                                             ---------------------------
                                          Name: Robert B. Palardy
                                          Title: CFO


                                          BANK:

                                          SILICON VALLEY BANK, d/b/a
                                          SILICON VALLEY EAST


                                          By: /s/ John V. Atanasoff
                                          Name: John V. Atanasoff
                                          Title: Vice President

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